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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No. ______)*

                        Paracelsus Healthcare Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   698891-10-8
                       -----------------------------------
                                 (CUSIP Number)

                                September 2, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 Olympus Executive Fund, L.P.
                 I.R.S. #06-1440917
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            State of Delaware
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           15,978
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        15,978
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            15,978
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            0.0% but 5.8% if considered together with Olympus Private Placement Fund, L.P.
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            PN
--------------------------------------------------------------------------------


                               Page 2 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 OEF, L.P.
                 I.R.S. #06-1440918
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            State of Delaware
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           15,978
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        15,978
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            15,978
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            0.0% but 5.8% if considered together with Olympus Private Placement Fund, L.P.
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            PN
--------------------------------------------------------------------------------


                               Page 3 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 RSM Corporation
                 I.R.S. #06-1405789

--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            State of Delaware
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           15,978
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        15,978
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            15,978
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            0.0% but 5.8% if considered together with Olympus Private Placement Fund, L.P.
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            CO
--------------------------------------------------------------------------------


                               Page 4 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 Conroy Corporation
                 I.R.S. #06-1405788
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            State of Delaware
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           15,978
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        15,978
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            15,978
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            0.0% but 5.8% if considered together with Olympus Private Placement Fund, L.P.
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            CO
--------------------------------------------------------------------------------


                               Page 5 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 LJM Corporation
                 I.R.S. #06-1405792
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            State of Delaware
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           15,978
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        15,978
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            15,978
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            0.0% but 5.8% if considered together with Olympus Private Placement Fund, L.P.
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            CO
--------------------------------------------------------------------------------


                               Page 6 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 Olympus Private Placement Fund, L.P.
                 I.R.S. #06-1440917
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            State of Delaware
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           3,319,261
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        3,319,261
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            3,319,261
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            5.8%
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            PN
--------------------------------------------------------------------------------


                               Page 7 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 OGP Partners, L.P.
                 I.R.S. #06-1287592
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            State of Delaware
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           3,319,261
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        3,319,261
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            3,319,261
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            5.8%
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            PN
--------------------------------------------------------------------------------


                               Page 8 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 Robert S. Morris
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            US Citizen
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           3,335,239
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        3,335,239
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            3,335,239
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            5.8%
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            IN
--------------------------------------------------------------------------------


                               Page 9 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 James A. Conroy
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            US Citizen
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           3,335,239
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        3,335,239
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            3,335,239
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            5.8%
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            IN
--------------------------------------------------------------------------------


                              Page 10 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 Louis J. Mischianti
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            US Citizen
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           15,978
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        15,978
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            15,978
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            0.0% but 5.8% if considered together with Olympus Private Placement Fund, L.P.
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            IN
--------------------------------------------------------------------------------


                              Page 11 of 29 pages

CUSIP No. 698891-10-8

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

                 Odyssey Zeus, Inc.
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)
            (b) X
--------------------------------------------------------------------------------
      3.    SEC Use Only

--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization

            US Citizen
--------------------------------------------------------------------------------
                  5.    Sole Voting Power

                        None
                  --------------------------------------------------------------
 Number of        6.    Shared Voting Power
 Shares
 Beneficially           3,319,261
 Owned by         --------------------------------------------------------------
 Each             7.    Sole Dispositive Power
 Reporting
 Person                 None
 With:            --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        3,319,261
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by each Reporting Person

            3,319,261
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
      11.   Percent of Class Represented by amount in Row (11)

            5.8%
--------------------------------------------------------------------------------
      12.   Type of Reporting Person (See Instructions)

            CO
--------------------------------------------------------------------------------


                              Page 12 of 29 pages

INTRODUCTORY NOTE: This Statement on Schedule 13G is the initial filing on
Schedule 13G by the Reporting Persons (as defined below) pursuant to Rule 13d-1(c) (the "Schedule 13G"). The Schedule 13G is filed by Olympus Private Placement Fund, L.P., a Delaware limited partnership ("OPPF"), the general partner of OPPF, OGP Partners, L.P., a Delaware limited partnership ("OGP"), a non-voting general partner of OGP, Odyssey Zeus, Inc., a Delaware corporation ("Odyssey"), Olympus Executive Fund, L.P., a Delaware limited partnership ("Olympus Executive"), the general partner of Olympus Executive, OEF, L.P., a Delaware limited partnership ("OEF"), RSM Corporation, a Delaware corporation ("RSM"), Conroy Corporation, a Delaware corporation ("Conroy') and LJM Corporation, a Delaware corporation ("LJM"), and individuals, Robert S. Morris, the President of RSM and general partner of OGP ("Morris"), James A. Conroy, the President of Conroy and general partner of OGP ("JAConroy") and Louis J. Mischianti, the President of LJM (Mischianti") (collectively, the "Reporting Persons").

Item 1(a)   Name of Issuer

            Paracelsus Healthcare Corporation

Item 1(b)   Address of Issuer's Principal Executive Office

            515 W. Greens Road, Suite 800 , Houston, TX 77067

Item 2(a)   Name of Person Filing

            Olympus Private Placement Fund, L.P.
            OGP Partners, L.P.
            Odyssey Zeus, Inc.
            Olympus Executive Fund, L.P.
            OEF, L.P.
            RSM Corporation
            Conroy Corporation
            LJM Corporation
            Robert S. Morris
            James A. Conroy
            Louis J. Mischianti

Item 2(b)   Address of Principal Business Office

            Address of principal business office of each Reporting Person is: c/o Olympus Partners, Metro Center, One Station Place, Stamford, Connecticut 06902

Item 2(c)   Citizenship

            OPPF, OGP, Olympus Executive, and OEF are Delaware limited Partnerships; Odyssey, RSM, Conroy, and LJM are Delaware


                              Page 13 of 29 pages
            corporations; and Morris, JAConroy, and Mischianti are citizens of the United States.

Item 2(d)   Title of Class of Securities

            Common Stock

Item 2(e)   CUSIP Number

            698891-10-8

Item 3      If this statement is filed pursuant to Rules 13d-1(b) or 13-2(b) or
            (c), check whether the person filing is a:

            (a) [ ] Broker of Dealer registered under Section 15 of the Act

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act

            (d) [ ] Investment Company registered under section 8 of the
                Investment Company Act of 1940

            (e) [ ] An Investment Adviser in accordance with 13-1(b)(1)(ii)(E)

            (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

            (g) [ ] A Parent Holding Company or Control Person in accordance with 13d-1(b)(1)(ii)(G)

            (h) [ ] A Savings Association as defined in Section 3(b) of the
                Federal Deposit Insurance Act

            (i) [ ] A Church Plan that is excluded from the definition of an
                Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

            (j) [ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4      Ownership

            As of September 2, 1999, OPPF had the beneficial ownership of 3,319,261 shares of Common Stock of the Issuer representing 5.8% of the total outstanding shares of Common Stock, and Olympus Executive had the beneficial ownership of 15,978 shares of Common Stock of the Issuer representing 0.0% of the total outstanding shares


                              Page 14 of 29 pages
of Common Stock. In aggregate, OPPF and Olympus Executive had the beneficial ownership of 3,335,239 shares of Common Stock of the Issuer representing 5.8% of the total outstanding shares of Common Stock. OGP, as the general partner of OPPF, Odyssey, as a non-voting general partner of OGP, and Morris and JAConroy, as general partners of OGP, have shared voting power and dispositive power over the shares held by OPPF and may be deemed to be the beneficial owners of these shares. OEF, as the general partner of Olympus Executive, RSM, Conroy, and LJM, as general partners of OEF, and Morris, JAConroy, and Mischianti, as Presidents of RSM, Conroy, and LJM, respectively, have shared voting and dispositive power over the shares held by Olympus Executive and may be deemed to be the beneficial owners of these shares.

Item 5      Ownership of Five Percent or Less of a Class

            Not applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable

Item 8      Identification and Classification of Members of the Group

            Not applicable

Item 9      Notice of Dissolution of Group

            Not applicable

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 15 of 29 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 17, 1999


                                     OLYMPUS EXECUTIVE FUND, L.P.
                                     By: OEF, L.P., its General Partner
                                          By: RSM Corporation, its Managing
                                          General Partner


                                          By: /s/ Robert S. Morris
                                              -------------------------------
                                              Name:  Robert S. Morris
                                              Title: President


                              Page 16 of 29 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 17, 1999


                                     OEF, L.P.
                                     By:  RSM Corporation, its Managing
                                     General Partner


                                     By: /s/ Robert S. Morris
                                         ------------------------------
                                         Name:  Robert S. Morris
                                         Title: President


                              Page 17 of 29 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 17, 1999


                                     RSM CORPORATION


                                     By: /s/ Robert S. Morris
                                         --------------------------------
                                         Name:  Robert S. Morris
                                         Title: President


                              Page 18 of 29 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 17, 1999


                                     CONROY CORPORATION


                                     By: /s/ James A. Conroy
                                         -----------------------------
                                         Name:  James A. Conroy
                                         Title: President


                              Page 19 of 29 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 17, 1999


                                     LJM CORPORATION


                                     By:  /s/ Louis J. Mischianti
                                         --------------------------------
                                         Name:  Louis J. Mischianti
                                         Title: President


                              Page 20 of 29 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 17, 1999


                                     OLYMPUS PRIVATE PLACEMENT
                                     FUND, L.P.
                                     By: OGP Partners, L.P., its General
                                     Partner


                                     By: /s/ Robert S. Morris
                                         --------------------------------
                                         Name:  Robert S. Morris
                                         Title: General Partner


                              Page 21 of 29 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 17, 1999


                                     OGP PARTNERS, L.P.


                                     By: /s/ Robert S. Morris
                                         ------------------------------
                                         Name:  Robert S. Morris
                                         Title: General Partner


                              Page 22 of 29 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 17, 1999


                                          /s/ Robert S. Morris
                                          ------------------------------
                                          Robert S. Morris


                              Page 23 of 29 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 17, 1999


                                          /s/ James A. Conroy
                                          -----------------------------
                                          James A. Conroy


                              Page 24 of 29 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 17, 1999


                                          /s/ Louis J. Mischianti
                                          -----------------------------
                                          Louis J. Mischianti


                              Page 25 of 29 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 17, 1999


                                     ODYSSEY ZEUS, INC.


                                     By: /s/ Robert S. Morris
                                         ------------------------------
                                         Name:  Robert S. Morris
                                         Title: President


                              Page 26 of 29 pages

                             JOINT FILING AGREEMENT

            The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of Paracelsus Healthcare Corporation is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date:  September 17, 1999


                                     OLYMPUS EXECUTIVE FUND, L.P.
                                     By:  OEF, L.P., its General Partner
                                          By: RSM Corporation, its Managing
                                          General Partner


                                          By: /s/ Robert S. Morris
                                              ---------------------------------
                                              Name:  Robert S. Morris
                                              Title: President


                                     OEF, L.P.
                                     By: RSM Corporation, its Managing
                                     General Partner


                                     By: /s/ Robert S. Morris
                                         --------------------------------
                                         Name:  Robert S. Morris
                                         Title: President


                                     RSM CORPORATION


                                     By: /s/ Robert S. Morris
                                         --------------------------------
                                         Name:  Robert S. Morris
                                         Title: President


                              Page 27 of 29 pages

                                     CONROY CORPORATION


                                     By: /s/ James A. Conroy
                                         --------------------------------
                                         Name:  James A. Conroy
                                         Title: President


                                     LJM CORPORATION


                                     By: /s/ Louis J. Mischianti
                                         --------------------------------
                                          Name:  Louis J. Mischianti
                                          Title: President


                                     OLYMPUS PRIVATE PLACEMENT
                                     FUND, L.P.
                                     By: OGP Partners, L.P., its General
                                     Partner


                                     By:  /s/ Robert S. Morris
                                         --------------------------------
                                          Name:  Robert S. Morris
                                          Title: General Partner


                                     OGP PARTNERS, L.P.


                                     By:  /s/ Robert S. Morris
                                         --------------------------------
                                          Name:  Robert S. Morris
                                          Title: General Partner


                                      /s/ Robert S. Morris
                                          -------------------------------
                                          Robert S. Morris


                                      /s/ James A. Conroy
                                          -------------------------------
                                          James A. Conroy


                              Page 28 of 29 pages

                                       /s/ Louis J. Mischianti
                                          -------------------------------
                                           Louis J. Mischianti


                                     ODYSSEY ZEUS, INC.


                                     By: /s/ Robert S. Morris
                                         --------------------------------
                                         Name:  Robert S. Morris
                                         Title: President


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